EXHIBIT 99.3


                       [Logo of American Express Company]





                                      2004
                                 SECOND QUARTER
                               EARNINGS SUPPLEMENT







     The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company's (the "Company" or "AXP") Second Quarter 2004 Earnings Release.


     ---------------------------------------------------------------------------
     THIS SUMMARY CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES AND SPEAK ONLY AS OF THE DATE ON WHICH THEY
     ARE MADE. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS, INCLUDING THE COMPANY'S FINANCIAL AND OTHER GOALS, ARE SET FORTH ON PAGE 16 HEREIN AND IN THE COMPANY'S 2003 10-K ANNUAL REPORT, AND OTHER REPORTS, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.
     ---------------------------------------------------------------------------

                         AMERICAN EXPRESS COMPANY
                           SECOND QUARTER 2004
                                HIGHLIGHTS

o Second quarter diluted EPS of $0.68 increased 15% versus $0.59 last year. GAAP revenues rose 14%. For the trailing 12 months, ROE was 21%.

       -  2Q '04 included:
          -- Lower net lending securitization gains of $9MM versus $81MM in 2Q '03 at TRS;
          -- Net pre-tax investment gains of $30MM versus net pre-tax investment losses of $16MM in 2Q '03 at AEFA; and
          -- Higher costs related to industry regulatory and legal matters at AEFA.

o      Compared with the second quarter of 2003:

       - Worldwide billed business increased 19% on continued strong consumer, small business and Corporate Services spending growth. A comparatively weaker U.S. dollar benefited the reported growth rate by 1%;

          -- Worldwide average spending per basic card in force increased 14% versus last year (up 12% adjusted for foreign exchange translation);

       - TRS' worldwide lending balances on an owned basis of $26.4B increased 17%, while on a managed basis, worldwide lending balances of $45.1B were up 7% (see discussion of "managed basis" on page 6);

       - Card credit quality continued to be well controlled and reserve coverage ratios remained strong;

       - Worldwide cards in force of 62.5MM increased 7%, up 4.2MM from last year and 0.9MM during 2Q `04; and,

       - AEFA assets owned, managed and administered of $380B were up 55% vs. last year reflecting the benefit of $85B of Threadneedle owned and managed assets acquired effective 9/30/03, market appreciation and asset inflows. Excluding the Threadneedle assets acquired at 9/30/03, AEFA assets owned, managed and administered rose 21%.


o      Additional items of note included:

       - Marketing, promotion, rewards and cardmember services costs increased 33% versus 2Q '03 as a result of increased rewards costs, reflecting strong volume growth, a higher redemption rate, and the increase in cardmember loyalty program participation, as well as our continued focus on business building activities. Improved metric performance during the quarter reflected the benefits of the increased spending over the last two years.

       - Lower funding costs continued to provide benefits, although to a lesser extent than last year's benefits.

       - The Company's reengineering initiatives are on track to deliver the $1B of additional benefits targeted for this year, including significant carry-over benefits from certain initiatives begun in prior periods. During the second quarter, reengineering initiatives continued to provide substantial year-over-year expense comparison benefits. In addition, revenue-related reengineering activities are driving a significant portion of the total benefits, representing over 30% of the benefits delivered in 2Q `04.

         -- Compared with last year, the total employee count of 78,800 rose
            5% due to the 3Q '03 and 4Q '03 addition of 3,700 Threadneedle and Rosenbluth employees, and was essentially flat with last quarter. Excluding these acquisitions, the number of total employees was up 1% versus 6/30/03; compared with 12/31/01, the total employee count was down 8,800, or 10%.

       - As previously disclosed, the Company decided to expense stock options beginning in 1Q '03 and use restricted stock awards in place of stock options for middle management. As a result, the 2Q '04 impacts of incremental annual option grant expense, increased levels of restricted stock awards and other related compensation changes contributed to the increase in human resources expense.

                            AMERICAN EXPRESS COMPANY
                               SECOND QUARTER 2004
                               HIGHLIGHTS (Cont'd)

o During the quarter, American Express continued to invest in growth opportunities through expanded products and services.
     -  At TRS, we:

         -- Signed a new multi-year agreement with Costco, reaffirming our mutual commitment to this successful partnership;

         -- Announced OPEN SAVINGS(SM), a new program for OPEN: The Small Business Network customers, offering small business owners combinable and trackable savings on business purchases from partners including AT&T, FedEx(R), Hertz(R), Staples(R), and others when they use their American Express Business Cards;

         -- Launched Business Savings for merchants in the U.S. that accept the American Express Card, enabling them to enjoy a wide variety of opportunities to reduce business expenses such as office supplies, temporary staffing, cellular phone service, and shipping through savings offered by partners such as Office Depot and Nextel;

         -- Announced a comprehensive travel management offering for the small- and mid-sized business travel segment in the U.S., featuring Webfare guarantees, a new travel management loyalty program with double Membership Rewards(R) Points for individual travelers, and automatic ticket refunds;

         --   Launched the American Express Gold Corporate Card in Brazil;

         -- Launched the American Express Blue Credit Card denominated in Bahraini dinars;

         -- Introduced AMERICAN EXPRESS SELECTS, a new benefit for consumers carrying American Express-branded cards worldwide, with close to one thousand offers of high quality shopping, dining and travel values from merchants in 11 countries;

         -- Announced a strategic alliance with TAIB Bank E.C. to offer American Express Platinum Cards to TAIB Bank private banking clients in the Middle East;

         -- Announced a partnership with Banco de Venezuela/Grupo Santander to issue a line of American Express-branded Classic, Gold and Platinum Cards in Venezuela;

         -- Signed an agreement to distribute American Express Platinum and Gold Cards to customers of Banco Banif, the private banking division of Grupo Santander in Spain;

         -- Signed an agreement with Deutsche Bank to launch a jointly-branded American Express Corporate Card and Business Travel Account program issued by American Express and distributed by Deutsche Bank in Germany to its corporate customers, as well as their selected subsidiaries worldwide;

         --   Forged an alliance with the Sichuan branch of China
              International Travel Service, a major Chinese travel agency, to establish an American Express Travel presence in Western China;

         -- Entered into an exclusive agreement with Kreditkort hf. to become the sole merchant acquirer for American Express in Iceland; and

         -- Formed a strategic business partnership with Paradigm Total Salary Management in Australia for both employees and employers to benefit from outsourced salary packaging administration.

     -  At AEFA, we:

         -- Began the nationwide rollout of American Express Gold Financial ServicesSM, which offers personalized solutions to help mass affluent consumers achieve their goals through a unique combination of one-to-one and preferred offers, including a complimentary American Express Gold Card; and

         -- Launched 10 new Select Variable Annuities through the third party distribution group.
     - At AEB, we:

         -- Expanded into Australia and commenced offering correspondent banking services under our new banking license there.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
                            CONSOLIDATED

(Preliminary)

                   Condensed Statements of Income
                      (Unaudited, GAAP basis)

                                                                        Quarters Ended                  Percentage
(millions)                                                                  June 30,                     Inc/(Dec)
                                                                    -------------------------------    -------------
                                                                       2004             2003
                                                                       ----             ----
Revenues:
     Discount revenue                                                $2,529           $2,152               18%
     Management and distribution fees                                   750              569               32
     Net investment income                                              785              780                1
     Cardmember lending net finance charge revenue                      561              483               16
     Net card fees                                                      472              455                4
     Travel commissions and fees                                        468              373               26
     Other commissions and fees                                         565              466               21
     Insurance and annuity revenues                                     378              341               11
     Securitization income, net                                         282              300               (6)
     Other                                                              468              437                7
                                                                     ------           ------
          Total revenues                                              7,258            6,356               14
                                                                     ------           ------
Expenses:
     Human resources                                                  1,839            1,576               17
     Marketing, promotion, rewards and cardmember services            1,250              944               33
     Provision for losses and benefits                                1,080            1,075                -
     Interest                                                           210              231               (9)
     Other operating expenses                                         1,613            1,433               13
                                                                     ------            -----
          Total expenses                                              5,992            5,259               14
                                                                     ------            -----
Pre-tax income                                                        1,266            1,097               15
Income tax provision                                                    390              335               16
                                                                     ------            -----
Net income                                                             $876             $762               15
                                                                     ======            =====

EPS:
Net Income - Basic                                                    $0.69            $0.59               17
                                                                     ======            =====

Net Income - Diluted                                                  $0.68            $0.59               15
                                                                     ======            =====

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

o    Net income increased 15%.

o CONSOLIDATED REVENUES: Revenues increased 14% due to greater discount revenues, higher management and distribution fees, greater travel and other commissions and fees, higher cardmember lending net finance charge revenue, larger insurance and annuity revenues, higher net card fees, and greater other revenue. These increases were partially offset by lower net securitization income. The Threadneedle and Rosenbluth acquisitions contributed approximately 2% to the revenue growth rate; the effect on net income was not material. Consolidated revenue growth versus last year reflected 14% growth at TRS, 18% growth at AEFA, and 2% growth at AEB. Translation of foreign currency revenues contributed approximately 1% of the 14% revenue growth rate.

o CONSOLIDATED EXPENSES: Expenses were up 14%, reflecting higher marketing, promotion, rewards and cardmember services expenses, greater human resources costs and increased other operating expenses. These increases were partially offset by lower funding costs and the benefits of reengineering activities and expense control initiatives. Consolidated expenses reflected increases versus last year of 13% at TRS and 17% at AEFA, while AEB expenses were flat. Translation of foreign currency expenses contributed approximately 1% of the 14% expense growth rate.

o The pre-tax margin was 17.4% in 2Q '04 versus 18.1% in 1Q '04 and 17.3% in 2Q '03.

o    The effective tax rate was 31% in 2Q '04, 1Q '04 and 2Q '03.

                            AMERICAN EXPRESS COMPANY
                          SECOND QUARTER 2004 OVERVIEW
                              CONSOLIDATED (Cont'd)

o SHARE REPURCHASES: During 2Q '04, 19MM shares were repurchased. Since the inception of repurchase programs in September 1994, 465MM shares have been acquired under cumulative Board authorizations to repurchase up to 570MM shares, including purchases made under agreements with third parties.

                                                                                       Millions of Shares
                                                                           ---------------------------------------
     -    AVERAGE SHARES:                                                  2Q `04         1Q `04            2Q `03
                                                                           ------         ------            ------
           Basic                                                            1,263          1,277             1,283
                                                                           ======         ======            ======
           Diluted                                                          1,288          1,305             1,295
                                                                           ======         ======            ======

     -    ACTUAL SHARES:

           Shares outstanding - beginning of period                         1,281          1,284             1,298
           Repurchase of common shares                                        (19)          (20)                (5)
           Prepayments - 3rd party share purchase agreements                    -              -                (9)
           Net settlements - 3rd party share purchase agreements                -              -                (1)
           Employee benefit plans, compensation and other                       5             17*                3
                                                                            -----          -----            ------
           Shares outstanding - end of period                               1,267          1,281             1,286
                                                                            =====         ======            ======

          * Includes 13MM net shares issued through employee stock option exercises.

o SUPPLEMENTAL INFORMATION - MANAGED NET REVENUES: The following supplemental revenue information is presented on the basis used by management to evaluate operations. It differs in two respects from the GAAP basis revenues, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP). First, revenues are presented as if there had been no asset lending securitizations at TRS. This format is generally termed on a "managed basis", as further discussed in the TRS section of this Earnings Supplement. Second, revenues are considered net of AEFA's provisions for losses and benefits for annuities, insurance and investment certificate products, which are essentially spread businesses, as further discussed in the AEFA section of this Earnings Supplement. A reconciliation of consolidated revenues from a GAAP to a net managed basis is as follows:

     (millions)                                                   Percentage
                                            2Q `04    2Q `03        Inc/(Dec)
                                           -------   -------      -----------
     GAAP revenues                         $ 7,258   $ 6,356            14%
        Effect of TRS securitizations          196       216
        Effect of AEFA provisions for
           losses and benefits                (532)     (526)
                                           -------   -------
     Managed net revenues                  $ 6,922   $ 6,046            15%
                                           =======   =======

- Consolidated net revenues on a managed basis increased 15% versus last year due to greater discount revenues, increased management and distribution fees, higher travel and other commissions and fees, larger insurance and annuity revenues, higher net card fees and increased other revenues.


                               CORPORATE AND OTHER


o The net expense was $58MM in 2Q '04 compared with $58MM in 1Q '04 and $56MM in 2Q '03. 2Q '04 reflects an $18MM benefit from the final settlement of the Federal tax audit for the period 1989-1992, offset by higher interest expense versus last year related to corporate debt issuances over the last 12 months, and higher corporate investment spending versus 1Q '04 and 2Q '03 on compliance and technology projects.

                            AMERICAN EXPRESS COMPANY
                          SECOND QUARTER 2004 OVERVIEW
                             TRAVEL RELATED SERVICES

(Preliminary)
                              STATEMENTS OF INCOME
                             (Unaudited, GAAP basis)

                                                                       Quarters Ended                 Percentage
(millions)                                                                June 30,                      Inc/(Dec)
                                                                 ---------------------------          -----------
                                                                    2004                2003
                                                                    ----                ----
Net revenues:
     Discount revenue                                             $2,529              $2,152                18%
     Lending:
       Finance charge revenue                                        697                 598                16
       Interest expense                                              136                 115                18
                                                                  ------              ------
         Net finance charge revenue                                  561                 483                16
     Net card fees                                                   472                 455                 4
     Travel commissions and fees                                     468                 373                26
     Other commissions and fees                                      551                 457                21
     TC investment income                                             95                  92                 2
     Securitization income, net                                      282                 300                (6)
     Other revenues                                                  420                 422                (1)
                                                                  ------              ------
         Total net revenues                                        5,378               4,734                14
                                                                  ------              ------
Expenses:
     Marketing, promotion, rewards and cardmember services         1,225                 918                33
     Provision for losses and claims:
       Charge card                                                   189                 205                (7)
       Lending                                                       314                 278                13
       Other                                                          33                  37               (13)
                                                                 -------              ------
         Total                                                       536                 520                 3
                                                                 -------              ------
     Charge card interest expense                                    175                 204               (14)
     Human resources                                               1,081                 965                12
     Other operating expenses                                      1,282               1,190                 8
                                                                  ------               -----
         Total expenses                                            4,299               3,797                13
                                                                   -----               -----
Pre-tax income                                                     1,079                 937                15
Income tax provision                                                 347                 303                14
                                                                 -------              ------
Net income                                                          $732                $634                16
                                                                  ======               =====

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

o        Net income increased 16%.
         - The Rosenbluth acquisition, which was completed in October 2003, added approximately 1% to revenue growth, but had a minimal impact on net income.

o The pre-tax margin was 20.1% in 2Q `04 versus 19.3% in 1Q `04 and 19.8% in 2Q '03.

o        The effective tax rate was 32% in 2Q '04, 1Q '04 and 2Q '03.

o IMPACT OF SECURITIZATIONS: During 2Q '04, TRS recognized a net pre-tax gain of $9MM ($6MM after-tax) related to net lending securitization activity. This net gain consisted of $119MM ($77MM after-tax) from the securitization of $1.0B of U.S. lending receivables and the sale of $1.4B of collateral interests previously issued by the Trusts, and charges of $110MM ($71MM after-tax) related to the maturity of $2.5B of securitizations and changes in I/O assumption factors, including paydown rates and yields. During 2Q '03, TRS recognized a net pre-tax gain of $81MM ($53MM after-tax) related to the incremental securitization of $1.5B of net U.S. lending receivables, which was net of a pre-tax loss of $41MM ($27MM after-tax) related to the maturity of a $1.0B securitization. The average balance of cardmember lending securitizations was $18.9B in 2Q '04 versus $19.0B in 2Q '03.

     - SECURITIZATION INCOME, NET decreased 6%.
         -- Securitization income, net represents revenue related to the Company's securitized loan receivables, which includes net gains and charges from securitization activity, net finance charge revenue on retained interests in securitized loans, and servicing income, net of related discounts and fees.

     - NET FINANCE CHARGE REVENUE increased 16%, reflecting 18% growth in the average balance of the owned lending portfolio for the period, partially offset by a lower yield.

     - THE LENDING PROVISION increased 13% reflecting growth in the owned lending portfolio.

     - The above GAAP basis items relating to net finance charge revenue and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the Second Quarter 2004 Earnings Release on the TRS Selected Statistical Information pages.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
                  TRAVEL RELATED SERVICES (Cont'd)


SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a "managed" basis. The managed basis presentation assumes there have been no securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected in the Company's balance sheet and income statement, respectively. The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Asset securitization is just one of several ways for the Company to fund Cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire Cardmember lending portfolio because it is more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

Management views the gains from securitizations as discretionary benefits to be used for card acquisition expenses, which are reflected in both marketing, promotion, rewards and cardmember services and other operating expenses. Consequently, the managed basis presentation assumes that during 2Q '04 and 2Q '03 the net lending securitization activity was offset by higher marketing, promotion, rewards and cardmember services expenses of $6MM and $48MM, respectively, and other operating expenses of $3MM and $33MM, respectively. Accordingly, the incremental expenses, as well as the impact of the net lending securitization activity, have been eliminated.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.

                                                                               Effect of Securitizations (unaudited)
                                                                          -----------------------------------------------
 (preliminary, millions)
                                      GAAP Basis (unaudited)           Securitization Effect         Managed Basis
                                   --------------------------          --------------------- ----------------------------
                                                   Percentage                                                  Percentage
Quarters Ended June 30,              2004    2003   Inc/(Dec)             2004      2003       2004      2003  Inc/(Dec)
                                   --------------------------          --------------------- ----------------------------
Net revenues:
  Discount revenue                 $2,529  $2,152      18%
  Lending:
    Finance charge revenue            697     598       16                $489      $566     $1,186    $1,164        2%
    Interest expense                  136     115       18                  61        95        197       210       (6)
                                   ------ -------  ----------            -----     -----      -----      ----  ---------
      Net finance charge revenue      561     483       16                 428       471        989       954        4
  Net card fees                       472     455        4
  Travel commissions and fees         468     373       26
  Other commissions and fees          551     457       21                  50        45        601       502       20
  TC investment income                 95      92        2
  Securitization income, net          282     300       (6)               (282)     (300)         -         -        -
  Other revenues                      420     422       (1)
                                   ------ -------  ----------            -----     -----      -----     -----  ---------
        Total net revenues          5,378   4,734       14                 196       216      5,574     4,950       13
                                   ------ -------  ----------            -----     -----      -----     -----  ---------
Expenses:
  Marketing, promotion, rewards
    and cardmember services         1,225     918       33                  (6)      (48)     1,219       870       40
  Provision for losses and claims:
    Charge card                       189     205       (7)
    Lending                           314     278       13                 205       297        519       575      (10)
    Other                              33      37      (13)
                                   ------ -------  ----------            -----     -----      -----     -----  ---------
      Total                           536     520        3                 205       297        741       817       (9)
  Charge card interest expense        175     204      (14)
  Human resources                   1,081     965       12
  Other operating expenses          1,282   1,190        8                 (3)       (33)     1,279     1,157       10
                                   ------ -------  ----------            -----     -----      -----     -----  ---------
        Total expenses              4,299   3,797       13                $196      $216     $4,495    $4,013       12
                                   ------ -------  ----------            -----     -----      -----     -----  ---------
Pre-tax income                      1,079     937       15
Income tax provision                  347     303       14
                                   ------ -------  ----------
Net income                           $732    $634       16
                                   ------ -------  ----------

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
                  TRAVEL RELATED SERVICES (Cont'd)


The following discussion addresses results on a managed basis.

o Managed basis net revenue rose 13% from higher Cardmember spending, greater travel and other commissions and fees, higher net finance charge revenue, and increased cards in force.

o The 12% higher managed basis expenses reflect substantially higher marketing, promotion, rewards and cardmember services costs, greater human resources expenses and increased other operating expenses, partially offset by lower interest costs, reduced provisions for losses and cost control initiatives.

o DISCOUNT REVENUE: A 19% increase in billed business, partially offset by a lower discount rate, yielded an 18% increase in discount revenue.
     - The average discount rate was 2.56% in 2Q `04 versus 2.59% in 1Q `04 and 2Q `03. The decrease versus last quarter and last year primarily reflects changes in the mix of spending between various merchant segments due to the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc).
         -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume related pricing discounts and selective repricing initiatives will probably continue to result in some average rate erosion over time.

                                                                            Quarters Ended           Percentage
                                                                               June 30,               Inc/(Dec)
                                                                   ----------------------------    --------------
                                                                   2004               2003
                                                                   ----               ----
      Card billed business (billions):
           United States                                           $75.7              $64.6               17%
           Outside the United States                                26.7               21.5               24
                                                                   -----              -----
           Total                                                  $102.4              $86.1               19
                                                                   =====              =====

      Cards in force (millions):
           United States                                            37.5               35.4 (b)            6
           Outside the United States                                25.0               22.9               10
                                                                   -----              -----
           Total                                                    62.5               58.3 (b)            7
                                                                   =====              =====

      Basic cards in force (millions):
           United States                                            28.5               27.3                4
           Outside the United States                                20.8               18.9               10
                                                                   -----              -----
           Total                                                    49.3               46.2                7
                                                                   =====              =====

      Spending per basic card in force (dollars): (a)
           United States                                         $2,676             $2,373                13
           Outside the United States                             $1,643             $1,401                17
           Total                                                 $2,339             $2,054                14


      (a) Proprietary card activity only.
      (b) Prior year amounts have been reduced reflecting a 4Q '03 correction of the number of supplemental cards-in-force.

     - BILLED BUSINESS: The 19% increase in worldwide billed business resulted from a 14% increase in spending per basic cardmember and 7% growth in cards in force.
       -- U.S. billed business was up 17% reflecting growth of 17% within the consumer card business, a 22% increase in small business and 15% improvement in Corporate Services volumes.
          -   Spending per basic card in force increased 13%.
       -- Excluding the impact of foreign exchange translation:
          - Worldwide billed business and spending per proprietary basic card in force increased 17% and 12%, respectively.
          - Total billed business outside the U.S. was up 18% reflecting strong double-digit growth across all regions.
          -   Global Network Services volumes grew nearly 30%.
          - Within our proprietary business, billed business outside the U.S. reflected growth in consumer and small business spending of 15% and a 20% increase in Corporate Services volumes.
          - Spending per proprietary basic card in force outside the U.S. rose 11%.
       -- U.S. non-T&E related volume categories (which represented approximately 66% of 2Q `04 U.S. billed business) grew 20%, while T&E volumes rose 13%, reflecting general strength across all T&E industries.
       -- U.S. airline related volume, which represented approximately 11% of total volumes during the quarter, rose 15%. Worldwide airline volumes, which represented approximately 13% of total volumes during the quarter, increased 19% on 15% growth in transaction volume and a 4% increase in the average airline charge.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
                  TRAVEL RELATED SERVICES (Cont'd)

o    DISCOUNT REVENUE (cont'd):

     - CARDS IN FORCE worldwide rose 7% versus last year on continued strong card acquisitions and an improved average customer retention level.
         -- U.S. cards in force rose 500K during the quarter.
         -- Outside the United States, 400K cards in force were added during the quarter on growth in both proprietary and network partner cards.

o NET CARD FEES: Rose 4% due to higher cards in force. The average annual fee per proprietary card in force was $34 in 2Q '04, $35 in 1Q '04 and $34 2Q '03.

o NET FINANCE CHARGE REVENUE: Increased 4% as 9% growth in average worldwide lending balances was partially offset by a decline in the portfolio yield.
       - The yield on the worldwide portfolio was 8.6% in 2Q
        '04 versus 8.7% in 1Q '04 and 9.0% in 2Q '03. The decrease versus last year reflects an increase in the proportion of the portfolio on promotional rates, a decrease in the rates on those balances, higher paydown rates and improved credit, partially offset by lower funding costs.

o TRAVEL COMMISSIONS AND FEES: Increased 26% on a 34% increase in travel sales reflecting the Rosenbluth acquisition and improvement within the travel environment. Excluding the benefits of the Rosenbluth acquisition, growth in travel commissions and fees and travel sales was 14% and 22%, respectively.

o TC INVESTMENT INCOME: Increased 2% on higher average investments and a flat pre-tax yield. TC sales increased 8% versus last year.

o OTHER COMMISSIONS AND FEES: Increased 20% on greater volume-related foreign exchange conversion fees and higher card fees and assessments.

o OTHER REVENUES: Decreased 1% as lower interest income on investment and liquidity pools held within card funding vehicles and lower ATM revenues were offset by higher publishing revenues, larger insurance premiums and greater merchant-related revenues.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Increased 40% on increased rewards costs, reflecting strong volume growth, a higher redemption rate, and the increase in cardmember loyalty program participation, as well as our continued focus on business building activities.

o CHARGE CARD INTEREST EXPENSE: Declined 14% due to a lower effective cost of funds, partially offset by higher average receivables balances.

o HUMAN RESOURCES EXPENSE: Increased 12% versus last year due to greater management incentive and employee benefit costs, merit increases and the Rosenbluth acquisition, which added 2,700 employees in 4Q '03.
     - The employee count at 6/04 of 66,300 was up 3,000 versus 6/03 and up 200 versus 3/04.

o OTHER OPERATING EXPENSES: Increased 10% reflecting, in part, the impact of greater business and service volume-related costs, higher equipment-related technology costs, the Rosenbluth acquisition, and the impact of foreign currency translation. These increases were partially offset by reengineering initiatives and cost containment efforts.

                            AMERICAN EXPRESS COMPANY
                          SECOND QUARTER 2004 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o    CREDIT QUALITY:

     -   Overall credit quality improved during the quarter.

     - The provision for losses on charge card products decreased 7%, despite higher volume, due to strong credit quality.

     - The lending provision for losses was down 10% vs. last year, despite growth in loans outstanding, due to exceptionally well-controlled credit.

     - Reserve coverage ratios, which are well in excess of 100% of past due balances, remained strong.

     -   WORLDWIDE CHARGE CARD: *

         -- The net loss ratio and past due rate improved versus last quarter and last year.

                                                                         6/04               3/04            6/03
                                                                        ------             ------          ------
             Net loss ratio as a % of charge volume                      0.25%              0.26%           0.29%
             90 days past due as a % of receivables                      1.9%                2.0%            2.1%

         -- Reserve coverage of past due accounts remained strong, despite a decline in the reserve balance.

                                                                        06/04               3/04            6/03
                                                                        ------             ------          ------
             Reserves (MM)                                               $864               $896            $943
             % of receivables                                             3.0%               3.2%            3.6%
             % of 90-day past due accounts                                163%               164%            171%

     -   WORLDWIDE LENDING: **

         -- The write-off and past due rates improved versus last quarter and last year.

                                                                         6/04               3/04            6/03
                                                                        ------             ------          ------
             Net write-off rate                                          4.5%                4.6%            5.4%
             30 days past due as a % of loans                            2.5%                2.7%            2.8%

         -- Coverage of past due accounts was maintained at the high end of historical levels, despite the decline in the reserve balance.

                                                                         6/04               3/04            6/03
                                                                        ------             ------          ------
             Reserves (MM)                                               $1,535           $1,570          $1,594
             % of total loans                                             3.4%               3.5%            3.8%
             % of 30 day past due accounts                                136%               128%            137%

* There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the Second Quarter 2004 Earnings Release on the TRS Selected Statistical Information pages. Credit trends are generally consistent under both reporting methods.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
                AMERICAN EXPRESS FINANCIAL ADVISORS

(Preliminary)
                              STATEMENTS OF INCOME
                             (Unaudited, GAAP basis)

(millions)
                                                                         Quarters Ended            Percentage
                                                                            June 30,                Inc/(Dec)
                                                                       -------------------         -----------
                                                                       2004           2003
                                                                       ----           ----
Revenues:
     Management and distribution fees                                  $752           $571               32%
     Net investment income                                              603            571                6
     Other revenues                                                     408            354               16
                                                                      -----          -----
           Total revenues                                             1,763          1,496               18
                                                                      -----          -----
Expenses:
     Provision for losses and benefits:
        Annuities                                                       266            280               (5)
        Insurance                                                       218            187               16
        Investment certificates                                          48             59              (17)
                                                                      -----          -----
           Total                                                        532            526                1
                                                                      -----          -----
     Human resources                                                    646            508               27
     Other operating expenses                                           321            253               27
                                                                      -----          -----
           Total expenses                                             1,499          1,287               17
                                                                      -----          -----
Pre-tax income                                                          264            209               27
Income tax provision                                                     90             52               73
                                                                      -----          -----
Net income                                                             $174           $157               11
                                                                      =====          =====

o    Net income rose 11%.
     -  2Q '04 includes:
        -- The impact of the 9/30/03 Threadneedle acquisition, which contributed approximately 8% to revenue growth and made a modest contribution to net income growth;
        -- Net pre-tax investment gains of $30MM versus net pre-tax investment losses of $16MM in 2Q '03;
        -- Higher expenses related to various industry regulatory
           and legal matters; and
        -- A $16MM tax expense primarily as a result of required amendments to prior-year tax returns.

o    Total revenues increased 18% due to:
     -  Increased management and distribution fees,
     -  Increased net investment income,
     -  Greater insurance premiums, and
     -  Higher financial planning and advice service fees.

o The pre-tax margin was 15.0% in 2Q '04 versus 18.3% in 1Q '04 and 14.0% in 2Q '03.

o The effective tax rate rose to 34% in 2Q '04 versus 28% in 1Q '04 and 25% in 2Q '03, in light of the additional tax expense noted above.

o SUPPLEMENTAL INFORMATION - NET REVENUES: In the following table, the Company presents AEFA's aggregate revenues on a basis that is net of provisions for losses and benefits because the Company manages the AEFA business and evaluates its financial performance, where appropriate, in terms of the "spread" on its products. An important part of AEFA's business is margin related, particularly the insurance, annuity and certificate businesses.

     One of the drivers for the AEFA business is the return on invested cash, primarily generated by sales of insurance, annuity and investment certificates, less provisions for losses and benefits on these products. These investments tend to be interest rate sensitive. Thus, GAAP revenues tend to be higher in periods of rising interest rates and lower in times of decreasing interest rates. The same relationship is true of provisions for losses and benefits, only it is more accentuated period-to-period because rates credited to customers' accounts generally reset at shorter intervals than the yield on underlying investments. The Company presents this portion of the AEFA business on a net basis to eliminate potentially less informative comparisons of period-to-period changes in revenue and provisions for losses and benefits in light of the impact of these changes in interest rates.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
            AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

                                                                         Quarters ended                Percentage
     (millions)                                                             June 30,                    Inc/(Dec)
                                                                    -----------------------------     ---------------
                                                                      2004             2003
                                                                      ----             ----
     Total GAAP Revenues                                            $1,763           $1,496              18%
     Less: Provision for losses and benefits:
                    Annuities                                          266              280
                    Insurance                                          218              187
                    Investment certificates                             48               59
                                                                    ------           ------
                         Total                                         532              526
                                                                    ------           ------
     Net Revenues                                                   $1,231           $  970              27
                                                                    ======           ======

- Spreads within the annuity and insurance products were up versus last year and last quarter. Certificates spreads were down versus last year and flat versus last quarter.
- On a net revenue basis, the pre-tax margin was 21.4% in 2Q '04 versus 25.8% in 1Q '04 and 21.5% in 2Q '03.

o    ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                       Percentage
     (billions)                                                            June 30,                     Inc/(Dec)
                                                                    ----------------------           ---------------
                                                                    2004             2003
                                                                    ----             ----
     Assets owned (excluding separate accounts)                     $57.9            $52.2               11%
     Separate account assets                                         32.9             24.1               37
     Assets managed                                                 234.3            131.1               79
     Assets administered*                                            55.3             37.4               48
                                                                   ------           ------
            Total                                                  $380.4           $244.8               55
                                                                   ======           ======

- Effective 9/30/03, the Company completed its acquisition of Threadneedle Asset Management. Consequently, Assets Owned, Separate Account Assets and Assets Managed include $1.0B, $2.6B, and $81.1B, respectively, of Threadneedle assets acquired on 9/30/03. Excluding these, assets owned rose 9%, separate account assets rose 26%, assets managed rose 17% and, in total, assets rose 21%.
- Upon adoption of FIN 46 at 12/31/03, $0.5B of additional assets from variable interest entities were consolidated. In addition, $3.8B of related assets within structured investments previously reported as Assets Managed for Institutions were excluded due to the consolidation of the related VIE structures.

     * Includes non-branded administered assets. 6/30/03 balance excluded $5.4B of such assets.

o    ASSET QUALITY:

     - Overall, credit quality continued to improve as default rates and leverage ratios have declined.
     - Non-performing assets relative to invested assets (excluding short-term cash positions and including the impact of FIN 46) were 0.04% and were more than 6x covered by reserves, including those related to the impairment of securities.
     - High-yield investments (excluding unrealized appreciation/depreciation and the impact of FIN 46) totaled $3.0B, or 7% of the total investment portfolio at 6/04, compared with 7% at 3/04 and 6% at 6/03.
         -- Excluding unrealized appreciation/depreciation, but including the impact of FIN 46, high-yield investments totaled $3.2B, or 8% of the total investment portfolio at 6/04, compared with $3.1B or 7% at 3/04.
     - The SFAS No. 115 related mark-to-market adjustment (including the impact of FIN 46 and reported in assets pre-tax) was appreciation of $0.05B at 6/04, $1.5B at 3/04 and $1.5B at 6/03.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
            AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o MANAGEMENT AND DISTRIBUTION FEES: The increase of 32% in 2Q '04 was due to a 42% increase in management fees and a 20% increase in distribution fees. The management fee increase resulted from higher average assets under management, reflecting the impact of Threadneedle, and improvement in equity market valuations versus last year and net asset inflows. Distribution fees increased on greater mutual fund fees and increased brokerage-related activities.

     -  ASSETS MANAGED:
                                                                                                          Percentage
       (billions)                                                                June 30,                  Inc/(Dec)
                                                                       -------------------------------    ---------------
                                                                        2004             2003
                                                                        ----             ----
       Assets managed for individuals                                 $108.8           $87.3                  25%
       Assets managed for institutions                                 125.5            43.8                   #
       Separate account assets                                          32.9            24.1                  37
                                                                      ------          ------
              Total                                                   $267.2          $155.2                  72
                                                                      ======          ======

        # Denotes variance in excess of 100%.

         -- The increase in managed assets since 6/03 resulted primarily from the Threadneedle acquisition, which added $83.7B in assets effective 9/30/03, as well as market appreciation and foreign currency translation of $27.6B and net inflows of $4.5B. For the twelve months ended 6/04, net inflows at Threadneedle and within the retail channel were partially offset by institutional outflows, excluding Threadneedle.
              - Flows for the year exclude the impact of the adoption of FIN 46 as of 12/31/03, which resulted in a $3.8B decrease in Assets Managed for Institutions due to the consolidation of the related VIE structures.
         -- The $2.1B increase in managed assets during 2Q '04 reflects market appreciation and foreign currency translation of $0.1B and net inflows of $2.0B, from net inflows within the retail channel and in the institutional business, due to Threadneedle and a $1.1B private placement offering of a structured investment managed by AEFA.

o      NET INVESTMENT INCOME:

       - Net investment income increased 6% versus last year. In 2Q '04, of investment gains were partially offset by $6MM of investment losses. The investment gains include an $18MM pre-tax benefit reflecting lower than expected losses related to management's 1Q '04 decision to liquidate a secured loan trust. Results were also negatively impacted by the effect of lower appreciation this year versus last year in the S&P 500 on the value of options hedging outstanding stock market certificates and equity indexed annuities, which was offset in the related provisions. 2Q '03 included $16MM of net investment losses.
       - Average invested assets of $44.4B (including unrealized appreciation/depreciation and the impacts of FIN 46) rose 1% versus $44.1B in 2Q '03, reflecting the cumulative benefit of sales of the underlying fixed rate products over the past two years, offset by substantially lower unrealized appreciation versus last year.
       - The average yield on invested assets (excluding realized and unrealized appreciation/depreciation and including the impacts of FIN
         46) was 5.1% in both 2Q '04 and 2Q '03.


o      PRODUCT SALES:
       - Total gross cash sales from all products were up 16% versus 2Q '03. Branded advisor-generated sales increased 6% on a cash basis, and 10% on the internally used "gross dealer concession" basis, a commonly used financial services industry measure of the sales production of the advisor channel.
       - Total mutual fund cash sales increased 19% on strong advisor-related sales growth and the benefits of Threadneedle activities. Proprietary sales were flat, including the benefit of the Threadneedle acquisition, while non-proprietary sales increased substantially. A significant portion of non-proprietary sales continued to occur in "wrap" accounts (which are included in assets managed). Within proprietary funds:
           - Sales of equity funds increased, while bond and money market funds declined.
           - Redemption rates continued to compare favorably with industry levels.
       - Total annuity cash sales declined 26% due to a decline in both fixed and variable product sales.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
            AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o    PRODUCT SALES (CONT'D):
       - Total cash sales of insurance products rose 17% reflecting higher property-casualty sales, in part due to sales through Costco, and higher sales of life insurance products.
       - Total certificate cash sales decreased 10% due to lower sales of certificates sold to clients outside the U.S. through the joint venture between AEFA and AEB and lower advisor sales levels.
       - Total institutional cash sales tripled reflecting the benefit of the Threadneedle activities and a $1.1B private placement offering of a structured investment managed by AEFA.
       - Total other cash sales decreased 27% due to lower contributions in the 401(k) business and lower limited partnership product sales.
       - Advisor product sales generated through financial planning and advice services were 75% of total sales in 2Q '04 and 1Q '04, and 74% in 2Q '03.

o OTHER REVENUES: Were up 16% on strong property-casualty and higher life insurance-related revenues.
       - Financial planning and advice services fees of $39MM increased 17% versus 2Q '03.

o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions decreased 5% due to lower crediting rates and the effect of lower appreciation in the S&P 500 on equity indexed annuities this year versus last year, partially offset by a higher average inforce level. Insurance provisions increased 16% as higher inforce levels were partially offset by lower life insurance crediting rates. Certificate provisions declined 17% as the effect on the stock market certificate product of lower appreciation in the S&P 500 this year versus last year and lower crediting rates were partially offset by higher average reserves.

o HUMAN RESOURCES: Expenses increased 27% reflecting the effects of the Threadneedle acquisition and higher field force compensation-related costs. The average number of employees (excluding financial advisors and Threadneedle) was down 2%.
     - TOTAL ADVISOR FORCE:  11,943 at 6/04; up 276 advisors, or 2%, versus 6/03 and down 127 advisors versus 3/04.
         --   The decrease in advisors versus 3/04 resulted from a shift in focus toward tighter controls over new hires and appointments, as well as a process change that resulted in a longer time to appointment. This was partially offset by strong retention of first-year advisors.
         --   Veteran advisor retention rates remain strong.
         --   Total production and advisor productivity were up versus last year.
     - The total number of clients increased 3%, client acquisitions fell 8% and accounts per client were up 2%. Client retention was 94%.

o OTHER OPERATING EXPENSES: Increased 27% versus last year reflecting the effect of the Threadneedle acquisition and costs related to various industry regulatory and legal matters.

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
                       AMERICAN EXPRESS BANK

(Preliminary)
                        STATEMENTS OF INCOME
                            (Unaudited)

 (millions)                                                    Quarters Ended               Percentage
                                                                   June 30,                  Inc/(Dec)
                                                           -----------------------       ---------------
                                                           2004               2003
                                                           ----               ----
Net revenues:
    Interest income                                        $131               $148                 (12)%
    Interest expense                                         51                 57                 (11)
                                                           ----               ----
       Net interest income                                   80                 91                 (12)
    Commissions and fees                                     70                 57                  24
    Foreign exchange income and other revenues               53                 52                   2
                                                           ----               ----
       Total net revenues                                   203                200                   2
                                                           ----               ----
Expenses:
    Human resources                                          71                 64                  11
    Other operating expenses                                 78                 70                  12
    Provision for losses                                     12                 27                 (57)
                                                           ----               ----
       Total expenses                                       161                161                   -
                                                           ----               ----
Pre-tax income                                               42                 39                   9
Income tax provision                                         14                 12                  22
                                                           ----               ----
Net income                                                  $28                $27                   4
                                                           ====               ====

o Net income increased 4% as slightly higher net revenues and a significantly lower provision for losses were partially offset by higher human resources and operating expenses.

o    Net revenues rose 2%.
     - Commissions and fees increased 24% due to higher volumes in the Financial Institutions Group (FIG) and Private Banking.
     - Net interest income decreased 12% due to lower levels of Personal Financial Services (PFS) loans, reflecting AEB's prior decision to temporarily curtail loan origination in Hong Kong and a decline in the Corporate Banking loan portfolio.
     - Foreign exchange income and other revenues increased 2% due to higher
       PFS and Private Banking client activity, partially offset by lower
       FIG revenue primarily due to losses on FIG seed capital investments in mutual funds in 2Q '04 versus gains last year.

o Human resources expenses were up 11% reflecting higher management incentive costs.

o Other operating expenses increased 12% reflecting higher technology charges.

o The provision for losses decreased 57% due to lower PFS loan volumes and an improvement in bankruptcy related write-offs in the consumer lending portfolio in Hong Kong.

o The pre-tax margin was 20.7% in 2Q '04 versus 22.9% in 1Q '04 and 19.5% in 2Q '03.

o The effective tax rate was 33% in 2Q '04 versus 38% in 1Q '04 and 31% in 2Q '03.

AEB remained "well-capitalized".

                                6/04          3/04           6/03          Well-Capitalized
                                -----         -----          -----         ----------------
     Tier 1                     12.0%         11.7%          10.5%            6.0%
     Total                      11.8%         11.5%          10.7%           10.0%
     Leverage Ratio              5.9%          5.7%           5.5%            5.0%

                      AMERICAN EXPRESS COMPANY
                    SECOND QUARTER 2004 OVERVIEW
                   AMERICAN EXPRESS BANK (Cont'd)

o    EXPOSURES
     - AEB's loans outstanding were $6.5B at 6/04 versus $6.4B at 3/04 and $5.8B at 6/03.
        -- During 4Q '03, approximately $100MM of loans previously classified as "Other" were reclassified to the consumer category. These loans represent non-PFS consumer loans that are an ongoing part of AEB's consumer business. The statistics below conform to the current period presentation.
        -- Activity since 6/03 included a $400MM net increase in consumer and Private Banking loans, consisting of a $600MM increase in Private Banking loans and a $200MM decline in PFS and other loans, a $350MM increase in financial institution loans and a $100MM decrease in corporate banking loans. Activity since 3/04 included a $200MM increase in financial institution loans, while consumer and Private Banking loans decreased $100MM and corporate loans were flat.
        -- Consumer and Private Banking loans comprised 68% of total loans at 6/04 versus 70% at 3/04 and 66% at 6/03; financial institution loans comprised 30% of total loans at 6/04, compared with 28% at 3/04 and 6/03; and corporate banking loans comprised 2% of total loans at 6/04 and at 3/04 versus 6% at 6/03.

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various credit-related commitments and market placements, which added approximately $7.7B to the credit exposures at 6/04 versus $7.4B at 3/04 and $7.8B at 6/03. Of the $7.7B of additional exposures at 6/04, $5.7B were relatively less risky cash and securities related balances.

o    ASSETS MANAGED
     - For the twelve months ended 6/04, growth in Private Banking client holdings of 10%, PFS client holdings of 3% and FIG managed assets of 50% reflected net asset inflows, market appreciation and a positive foreign currency translation impact.
     - During 2Q '04, Private Banking client holdings were essentially flat, while PFS client holdings and FIG managed assets declined reflecting net asset outflows and market depreciation, partially offset by a positive foreign currency translation impact.

o    LOANS
     - Total non-performing loans* were $50MM at 6/04, compared to $69MM at 3/04 and $102MM at 6/03 as AEB continues to wind down its Corporate Banking business. The decreases reflect loan payments and write-offs, partially offset by net downgrades.

     - Other non-performing assets were $2MM at 6/04 versus $10MM at 3/04 and $16MM at 6/03.

     - AEB's total credit loss reserve at 6/04 was $105MM compared with $113MM at 3/04 and $151MM at 6/03, and was allocated as follows:

         (millions)                                            6/04          3/04         6/03
                                                               ----          ----         ----
         Loans                                                 $103          $106         $142
         Other assets, primarily matured foreign
             exchange and other derivative contracts              1             6            5
         Other credit-related commitments                         1             1            4
                                                               ----          ----         ----
         Total                                                 $105          $113         $151
                                                               ====          ====         ====

       -- Loan loss reserve coverage of non-performing loans* was 205% at 6/04, 154% at 3/04 and 139% at 6/03.

     - Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, industry trends and the impact of current economic conditions. As of June 30, 2004, management considers the credit loss reserve to be appropriate.

       * AEB defines a non-performing loan as any loan (other than certain smaller-balance consumer loans) on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or if, in management's opinion, the borrower is unlikely to meet its contractual obligations.

         For smaller-balance consumer loans related to the Personal Financial Services business, management establishes reserves it believes to be adequate to absorb credit losses in the portfolio. Generally, these loans are written off in full when an impairment is determined or when the loan becomes 120 or 180 days past due, depending on loan type. For this portfolio, 30-day past due rates were 5.5% at 6/04, 3/04 and 6/03.

              INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

THIS SUPPLEMENT INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "MAY," "SHOULD," "COULD," "WOULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED
TO: THE COMPANY'S ABILITY TO SUCCESSFULLY IMPLEMENT A BUSINESS MODEL THAT ALLOWS FOR SIGNIFICANT EARNINGS GROWTH BASED ON REVENUE GROWTH THAT IS LOWER THAN HISTORICAL LEVELS, INCLUDING THE ABILITY TO IMPROVE ITS OPERATING EXPENSE TO REVENUE RATIO BOTH IN THE SHORT-TERM AND OVER TIME, WHICH WILL DEPEND IN PART ON THE EFFECTIVENESS OF REENGINEERING AND OTHER COST-CONTROL INITIATIVES, AS WELL AS FACTORS IMPACTING THE COMPANY'S REVENUES; THE COMPANY'S ABILITY TO COST EFFECTIVELY MANAGE AND EXPAND CARDMEMBER BENEFITS, INCLUDING CONTAINING THE GROWTH OF ITS MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES; THE COMPANY'S ABILITY TO ACCURATELY ESTIMATE THE PROVISION FOR THE COST OF THE MEMBERSHIP REWARDS PROGRAM; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35% OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65% OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; THE ABILITY OF THE COMPANY TO GENERATE SUFFICIENT REVENUES FOR EXPANDED INVESTMENT SPENDING AND TO ACTUALLY SPEND SUCH FUNDS TO THE EXTENT AVAILABLE, AND THE ABILITY TO CAPITALIZE ON SUCH INVESTMENTS TO IMPROVE BUSINESS METRICS; CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT EXPOSURES BOTH IN THE U.S. AND INTERNATIONALLY; VOLATILITY IN THE VALUATION ASSUMPTIONS FOR THE INTEREST-ONLY (I/O) STRIP RELATING TO TRS' LENDING SECURITIZATIONS; FLUCTUATION IN THE EQUITY AND FIXED INCOME MARKETS, WHICH CAN AFFECT THE AMOUNT AND TYPES OF INVESTMENT PRODUCTS SOLD BY AEFA, THE MARKET VALUE OF ITS MANAGED ASSETS, AND MANAGEMENT, DISTRIBUTION AND OTHER FEES RECEIVED BASED ON THE VALUE OF THOSE ASSETS; AEFA'S ABILITY TO RECOVER DEFERRED ACQUISITION COSTS (DAC), AS WELL AS THE TIMING OF SUCH DAC AMORTIZATION, IN CONNECTION WITH THE SALE OF ANNUITY, INSURANCE AND CERTAIN MUTUAL FUND PRODUCTS; CHANGES IN ASSUMPTIONS RELATING TO DAC, WHICH COULD IMPACT THE AMOUNT OF DAC AMORTIZATION; THE ABILITY TO IMPROVE INVESTMENT PERFORMANCE IN AEFA'S BUSINESSES, INCLUDING ATTRACTING AND RETAINING HIGH-QUALITY PERSONNEL; THE SUCCESS, TIMELINESS AND FINANCIAL IMPACT, INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES, OF REENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER-COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH REENGINEERING ACTIONS; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION AND OTHER EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING BALANCING THE NEED FOR LONGER-TERM INVESTMENT SPENDING; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY, OF TERRORIST ATTACKS, DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; THE IMPACT ON THE COMPANY'S BUSINESSES RESULTING FROM CONTINUING GEOPOLITICAL UNCERTAINTY; THE OVERALL LEVEL OF CONSUMER CONFIDENCE; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S TRAVEL RELATED SERVICES PRODUCTS, PARTICULARLY CREDIT AND CHARGE CARDS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND ENHANCED CARD PRODUCTS AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDHOLDERS, CAPTURE A GREATER SHARE OF EXISTING CARDHOLDERS' SPENDING, SUSTAIN PREMIUM DISCOUNT RATES ON ITS CARD PRODUCTS IN LIGHT OF MARKET PRESSURES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; AEFA'S ABILITY TO EFFECTIVELY MANAGE THE ECONOMICS IN SELLING A GROWING VOLUME OF NON-PROPRIETARY MUTUAL FUNDS AND OTHER RETAIL FINANCIAL PRODUCTS TO CLIENTS; SUCCESSFULLY CROSS-SELLING FINANCIAL, TRAVEL, CARD AND OTHER PRODUCTS AND SERVICES TO THE COMPANY'S CUSTOMER BASE, BOTH IN THE UNITED STATES AND INTERNATIONALLY; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS, RETURN ON LENDING PRODUCTS AND SPREADS IN THE INVESTMENT AND INSURANCE BUSINESSES; CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; BANKRUPTCIES, RESTRUCTURINGS OR SIMILAR EVENTS AFFECTING THE AIRLINE OR ANY OTHER INDUSTRY REPRESENTING A SIGNIFICANT PORTION OF TRS'S BILLED BUSINESS, INCLUDING ANY POTENTIAL NEGATIVE EFFECT ON PARTICULAR CARD PRODUCTS AND SERVICES AND BILLED BUSINESS GENERALLY THAT COULD RESULT FROM THE ACTUAL OR PERCEIVED WEAKNESS OF KEY BUSINESS PARTNERS IN SUCH INDUSTRIES; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS; THE COSTS AND INTEGRATION OF ACQUISITIONS; AND OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND REGULATORY MATTERS. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AND ITS OTHER REPORTS FILED WITH THE SEC.


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